Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Thomas Idzorek Promoted to President of Morningstar’s Global Investment Management Division

CHICAGO, May 31, 2012—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that Thomas Idzorek, CFA, chief investment officer of Morningstar Investment Management, has been named president of Morningstar’s global Investment Management division. Idzorek, 41, now oversees the company’s investment advisory, retirement solutions, and investment management operations in North America, Europe, Asia, and Australia, which have approximately $190 billion in assets under advisement or management. Idzorek replaces Peng Chen, who is leaving the firm at the end of June.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Tom joined Morningstar six years ago when we acquired Ibbotson Associates. He has more than a decade of quantitative research experience and is a leading expert on strategic and tactical asset allocation. In his current role he oversees our Investment Management division’s Global Investment Policy Committee and serves on our retirement plan committee. I’m delighted that Tom is taking on this key executive role at Morningstar.”

Mansueto added, “Peng has decided to move back to Asia to be closer to his family. He has done an excellent job leading our global investment management team, and we wish him nothing but the best.” Idzorek is an expert on lifetime asset allocation, target-date funds, retirement income solutions, fund-of-funds optimization, risk budgeting, returns-based style analysis, and performance analysis. He has authored numerous papers on asset allocation and investing topics that have appeared in the Financial Analysts Journal, the Journal of Portfolio Management, and the Journal of Financial Planning. Before joining Ibbotson Associates, Idzorek was senior quantitative researcher for Zephyr Associates, where he developed and researched financial models and techniques for inclusion in the company’s analytical software. He co-developed the “style drift score” and implemented the Black-Litterman model in the firm’s software.

Idzorek holds a bachelor’s degree in marketing from Arizona State University, a master’s degree in business administration from Thunderbird School of Global Management, and the Chartered Financial Analyst (CFA) designation from the CFA Institute.

As of March 31, 2012, Morningstar had approximately $147.0 billion in assets under advisement or management for investment advisory services, $38.5 billion in assets under advisement or management for retirement solutions, $3.5 billion in assets under advisement or management in Morningstar Managed Portfolios, and $3.1 billion in assets under management for Ibbotson Australia.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 380,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 8 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment management subsidiaries and has more than $190 billion in assets under advisement or management as of March 31, 2012. The company has operations in 27 countries.

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